F O R D I N T E R E S T A D V A N T A G E Online access is more convenient than ever To set up your online access, visit fordcredit.com/FIA. Already enrolled? Log in now to start taking advantage of these benefits. Message and data rates may apply. New, free mobile apps for iPhone,® Android™ and more Mobile investments – take a picture of a check with your mobile device Email and text message alerts eStatements Enroll now and enjoy: Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-194069

Important Investor Information The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversiﬁcation or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g., Social Security number) may apply. Ford Credit has ﬁled a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has ﬁled with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDGAR on the SEC website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. iPhone and iTunes are registered trademarks of Apple Inc. All rights reserved. Google Play and Android are trademarks of Google Inc. All rights reserved. FMCFIAIN214Q2 Download our new, free FIA app for iPhone® in the iTunes® Store or for Android™ on Google Play.™